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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Sandisk Corporation for the registration of $150,000,000 4 1/2% Convertible Subordinated Notes due November 15, 2006, and the common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated January 21, 2002 (except for Note 3, as to which the date is March 5, 2002), with respect to the consolidated financial statements of Sandisk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


San Jose, California
May 22, 2002